================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                AMENDMENT NO. 1
                                       TO

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported) - September 3, 1999



                          REGENT COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)



          DELAWARE                       0-15392                 31-1492857
(State of other jurisdiction           (Commission              (IRS Employer
      of incorporation)               File Number)           Identification No.)



                         50 EAST RIVERCENTER BOULEVARD
                                   SUITE 180
                           COVINGTON, KENTUCKY 41011
                    (Address of principal executive offices)


                                 (606) 292-0030
              (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS


         On September 3, 1999, pursuant to the terms of an Asset Purchase Agreement dated as of May 18, 1999, Regent Communications, Inc.(through a wholly-owned subsidiary, Regent Broadcasting of Erie, Inc., and its wholly-owned subsidiary, Regent Licensee of Erie, Inc.) acquired from Media One Group-Erie, Ltd. and Cuzco LLC the FCC licenses and related assets used in the operation of radio stations WXKC-FM and WRIE-AM licensed to Erie, Pennsylvania, and WXTA-FM, licensed to Edinboro, Pennsylvania. The purchase price for these assets was approximately $13.5 million paid in cash.

         The terms of this acquisition were arrived at and agreed upon through arms' length negotiations between the parties. Regent intends to continue to use the assets acquired in this acquisition in a manner consistent with their use prior to their acquisition by Regent.

         The sources for the purchase price paid by Regent were as follows:

         (a) borrowings in the amount of $7.2 million under Regent's Credit Agreement with Bank of Montreal, Chicago Branch, General Electric Capital Corporation and Bank One, Indianapolis, NA ("Credit Agreement"); and

         (b) $6.3 million in additional equity from the sale of Regent's convertible preferred stock.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


         (a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

                  The following financial statements and notes thereto are included in this report:

                           Media One Group - Erie, Ltd.

                                    Report of Independent Accountants
                                    Statements of Financial Position at June 30,
                                              1999 (unaudited) and December 31,
                                              1998
                                    Statements of Operations for the six months
                                             ended June 30, 1999 (unaudited) and
                                             1998 (unaudited) and for the year
                                             ended December 31, 1998
                                    Statements of Cash Flows for the six months
                                             ended June 30, 1999 (unaudited) and
                                             1998 (unaudited) and for the year
                                             ended December 31, 1998
                                    Statement of Members' Deficit for the year
                                             ended December 31, 1998
                                    Notes to Financial Statements

         (b)      PRO FORMA FINANCIAL INFORMATION.

                  The following unaudited pro forma condensed consolidated financial statements for Regent Communications, Inc., giving effect to the acquisition of the FCC licenses and related assets of radio stations WXKC-FM, WRIE-AM and WXTA-FM, are included in this report:

                           Unaudited Pro Forma Condensed Consolidated Statement
                                    of Operations for the six months ended June
                                    30, 1999
                           Unaudited Pro Forma Condensed Consolidated Statement
                                    of Operations for the year ended December
                                    31, 1998
                           Unaudited Pro Forma Condensed Consolidated Balance
                                    Sheet at June 30, 1999
                           Notes to the Unaudited Pro Forma Condensed
                                    Consolidated Financial Statements


         (c)      EXHIBITS.

         The Exhibit Index following the signature page hereof constitutes a list of all Exhibits filed with or incorporated by reference in this Form 8-K.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and
Board of Directors of
Regent Communications, Inc.


In our opinion, the accompanying statement of financial position and the related statements of operations, cash flows, and members' deficit present fairly, in all material respects, the financial position of Media One Group -Erie, Ltd. (a limited liability company) at December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP

August 10, 1999
Cincinnati, Ohio

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
STATEMENTS OF FINANCIAL POSITION

                                                                     JUNE 30,     DECEMBER 31,
                                                                       1999          1998
                                                                   -----------    -----------
                                                                   (Unaudited)
ASSETS

Current assets
    Cash                                                           $   137,158    $   192,764
    Accounts receivable, less allowance for doubtful accounts
     of $12,495 at June 30, 1999 and $8,000 at December 31, 1998       543,445        475,242
    Prepaid expenses                                                    19,294         20,456
    Other assets                                                        12,021         21,021
                                                                   -----------    -----------

      Total current assets                                             711,918        709,483

    Note receivable from affiliate                                     117,264        117,264
    Property and equipment, net                                        881,475        949,058
    Intangible assets, net                                           4,047,680      4,456,380
                                                                   -----------    -----------

        Total assets                                               $ 5,758,337    $ 6,232,185
                                                                   ===========    ===========

LIABILITIES AND MEMBERS' DEFICIT

Current liabilities
    Accounts payable                                               $    53,964    $    37,103
    Accrued expenses                                                    45,667         40,156
    Accrued interest                                                       176         89,683
    Barter payable, net                                                244,114        159,540
    Current portion of long-term debt and capital lease                303,029        202,898
                                                                   -----------    -----------

      Total current liabilities                                        646,950        529,380

    Long-term debt and capital lease                                 6,165,288      6,417,192
    Subordinated notes payable to members                            1,180,387      1,180,387
    Other liabilities                                                  254,782        173,781
                                                                   -----------    -----------

      Total liabilities                                              8,247,407      8,300,740

Commitments and contingencies

Members' deficit                                                   $(2,489,070)   $(2,068,555)
                                                                   ===========    ===========

        Total liabilities and members' deficit                     $ 5,758,337    $ 6,232,185
                                                                   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
STATEMENTS OF OPERATIONS


                                                                       SIX MONTHS ENDED         YEAR ENDED
                                                                           JUNE 30,             DECEMBER 31,
                                                                  -----------    -----------    -----------
                                                                      1999           1998          1998
                                                                  -----------    -----------    -----------
                                                                   (UNAUDITED)   (UNAUDITED)

Gross broadcast revenues                                          $ 1,680,847    $ 1,601,952    $ 3,262,643
    Less agency commissions                                          (161,146)      (154,985)      (286,252)
                                                                  -----------    -----------    -----------

Net broadcast revenues                                              1,519,701      1,446,967      2,976,391

Station operating expenses                                            829,930        867,667      1,660,465
Depreciation and amortization                                         457,200        454,800        918,583
General and administration expenses                                   314,112        288,851        930,784
                                                                  -----------    -----------    -----------

Operating loss                                                        (81,541)      (164,351)      (533,441)

Interest expense, net                                                (313,489)      (312,189)      (630,049)
Other income, net                                                      13,015         10,525         16,537
                                                                  -----------    -----------    -----------

Loss before cumulative effect of change in accounting principle      (382,015)      (466,015)    (1,146,953)

Cumulative effect of change in accounting principle                   (38,500)          --             --
                                                                  -----------    -----------    -----------

      Net loss                                                    $  (420,515)   $  (466,015)   $(1,146,953)
                                                                  -----------    -----------    -----------


   The accompanying notes are an integral part of these financial statements.

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
STATEMENTS OF CASH FLOWS

                                                                                                        FOR THE YEAR
                                                                                SIX MONTHS ENDED            ENDED
                                                                                    JUNE 30,             DECEMBER 31,
                                                                           --------------------------    -----------
                                                                              1999           1998           1998
                                                                           -----------    -----------    -----------
                                                                           (Unaudited)    (Unaudited)

Cash flows from operating activities:
    Net loss                                                               $  (420,515)   $  (466,015)   $(1,146,953)
    Adjustments to reconcile net loss to cash flows from
     operating activities:
      Depreciation and amortization                                            457,200        454,800        918,583
      Barter expense, net                                                       84,584         92,098         69,395
      Loss on disposition of fixed asset                                          --              683            683
      Write-off of failed acquisition costs                                                      --           93,211
      Cumulative effect of change in accounting principle                       38,500           --             --
      Changes in operating assets and liabilities:
        Accounts receivable                                                    (68,203)      (102,032)       (22,126)
        Prepaid expenses                                                         1,162         (5,212)       (12,412)
        Accounts payable                                                        18,355        (36,062)      (121,401)
        Accrued expenses                                                       (63,272)        (4,272)        17,347
        Accrued interest                                                        57,001         52,500        109,169
                                                                           -----------    -----------    -----------

           Total adjustments                                                   525,327        452,503      1,052,449
                                                                           -----------    -----------    -----------

           Cash flows provided by (used in) operating activities               104,812        (13,512)       (94,504)
                                                                           -----------    -----------    -----------

Cash flows from investing activities:
    Purchase of property and equipment                                         (10,418)       (27,265)       (55,422)
    Loan to related party                                                         --             --         (117,264)
    Acquisition costs and earnest deposit                                         --         (301,055)      (301,055)
    Return of earnest deposit                                                                                250,075
                                                                           -----------    -----------    -----------

           Cash flows used in investing activities                             (10,418)      (328,320)      (223,666)
                                                                           -----------    -----------    -----------

Cash flows from financing activities:
    Net borrowing on revolving credit line                                        --          180,082        180,082
    Borrowing on subordinated notes payable to members                            --          150,000        150,000
    Principal repayments long-term debt and capital lease                     (150,000)          --             --
                                                                           -----------    -----------    -----------

           Cash flows provided by (used in) financing activities              (150,000)       330,082        330,082
                                                                           -----------    -----------    -----------

Net increase (decrease) in cash                                                (55,606)       (11,750)        11,912

Cash at beginning of period                                                    192,764        180,852        180,852
                                                                           -----------    -----------    -----------

Cash at end of period                                                      $   137,158    $   169,102    $   192,764
                                                                           ===========    ===========    ===========

Supplemental disclosure:
    Interest paid                                                          $   258,751    $   286,668    $   552,831

   The accompanying notes are an integral part of these financial statements.

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
STATEMENT OF MEMBERS' DEFICIT


                                                                             MEMBERS'
                                                                             DEFICIT
                                                                           -----------

Balance, December 31, 1997                                                 $  (921,602)

    Net loss                                                                (1,146,953)
                                                                           -----------

Balance, December 31, 1998                                                 $(2,068,555)
                                                                           -----------

   The accompanying notes are an integral part of these financial statements.

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.       ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS:

          a.  BASIS OF PRESENTATION:

              The financial statements for the six months ended June 30, 1998 and 1999, are unaudited, but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1998, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods (except for the adoption of SOP 98-5, "Reporting on the Costs of Start-up Activities" as noted in footnote 10).

          b.  ORGANIZATION:


              Media One Group - Erie, Ltd., a limited liability company ("Media One"), was organized in May 1996 to acquire and operate radio stations. The radio stations owned by Media One are WXKC-FM, WRIE-AM and WXTA-FM; all of the radio stations operate in the Erie, Pennsylvania, radio market.


          c.  BROADCAST REVENUE:

              Broadcast revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast.

          d.  BARTER TRANSACTIONS:

              The radio stations engage in the bartering of commercial airtime for various goods and services. The goods and services are capitalized or expensed as appropriate when received or utilized. Revenues are recognized at such time as the commercial spots are aired, and merchandise or services received are charged to expense when received or used.

          e.  PROPERTY AND EQUIPMENT:

              Property and equipment is stated at cost. Routine repairs and maintenance are charged to expense as incurred. When property and equipment is sold or disposed of, the asset and related accumulated depreciation are removed from the accounts, and any gain or loss is included in the statements of operation.

              Depreciation of property and equipment is computed on the straight-line basis over the estimated useful lives of the related assets, as follows:


                     Building improvements                          29 years
                     Broadcasting equipment                       7-15 years
                     Office furniture and equipment               7-10 years

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
NOTES TO FINANCIAL STATEMENTS


          f.  INTANGIBLE ASSETS:

              Intangible assets are stated at cost and amortized on the straight-line basis over the following lives:


                 FCC licenses and goodwill                             15 years
                 Consulting agreement                                   1 year
                 Non-compete agreement                                  3 years
                 Organization costs and deferred financing costs      5-6 years



              Goodwill and other intangibles are evaluated periodically if events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections. If future expected undiscounted cash flows are insufficient to recover the carrying amount of the asset, then an impairment loss is recognized based upon the excess of the carrying value of the asset over the anticipated cash flows on a discounted basis.

          g.  FINANCIAL INSTRUMENTS:

              Financial instruments as of December 31, 1998, consist of cash, accounts receivable, note receivable, accounts payable, debt and capital leases, all of which the carrying amounts approximate fair value.

          h.  ESTIMATES:

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          i.  ALLOCATION OF MEMBERS DISTRIBUTIONS AND INCOME OR LOSS:

              The members' agreement provides that the income, loss or distributions to members will be allocated as follows:

                  James T. Embrescia                                51.00%
                  Thomas J. Embrescia                               29.71%
                  Keybank/Amanda EmbresciaTrust                      6.43%
                  Keybank/Matthew EmbresciaTrust                     6.43%
                  Keybank/Mary Megan EmbresciaTrust                  6.43%
                                                                   -------

                                                                   100.00%
                                                                   -------

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
NOTES TO FINANCIAL STATEMENTS

2.       PROPERTY AND EQUIPMENT:

         Property and equipment at December 31, 1998 consisted of the following:

                                                         1998
                                                    ----------------

           Building improvements                         $   23,982
           Broadcast equipment                            1,037,414
           Office furniture and equipment                   201,459
                                                    ----------------

                                                          1,262,855

           Less:  Accumulated depreciation                 (313,797)
                                                    ----------------

           Property and equipment, net                   $  949,058
                                                    ----------------


3.       INTANGIBLE ASSETS:

         Intangible Assets at December 31, 1998 consisted of the following:

           FCC licenses and goodwill                                $ 4,706,121
           Consulting agreement                                         350,000
           Non-compete agreement                                        350,000
           Organization costs and deferred financing costs              115,000
                                                                ----------------

                                                                      5,521,121

           Less:  Accumulated amortization                           (1,064,741)
                                                                ----------------

           Intangible assets, net                                   $ 4,456,380
                                                                ----------------


4.       LONG-TERM DEBT:


         Media One has a loan agreement with a bank whereby available borrowings under its credit facility are $6.6 million. The facility is collateralized by substantially all of the assets owned by Media One and the assets leased from Cuzco, LLC (See Note 7). Borrowings under this facility bear annual interest at a fixed rate of 7.89% for two years, which is payable on a quarterly basis. The remaining principal amount outstanding will bear an interest rate of the two-year treasury yield plus 225 basis points or an adjustable rate which is contingent on the ratio of bank debt to broadcast cash flow as set forth in the agreement. The agreement converted to a term loan in March 1999, with annual principal payments commencing on March 31, 1999 as follows:


             1999                           $  200,000
             2000                              300,000
             2001                              400,000
             2002                            5,700,000
                                            ----------

                                            $6,600,000
                                            ----------

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
NOTES TO FINANCIAL STATEMENTS

         Additional prepayments of principal are due if certain cash flow requirements as defined in the agreement are achieved ( See Note 11).


         The loan agreement contains certain restrictive covenants that include, among other things, the maintenance of minimum interest and debt coverage ratios, as defined. Media One is in compliance or has obtained waivers of these covenants as of December 31, 1998.


5.       CAPITAL LEASE OBLIGATIONS:

         Media One leases a vehicle from Bank One under a noncancelable capital lease which expires in August 2004. The future minimum annual payments under the capital lease at December 31, 1998 are:

         1999                                            $  4,601
         2000                                               4,601
         2001                                               4,601
         2002                                               4,601
         2003 and thereafter                                7,668
                                                         --------

                                                           26,072

         Less: Interest                                    (5,982)
                                                         --------

         Present value of lease                            20,090

         Less: Current portion                             (2,898)
                                                         --------

                                                         $ 17,192
                                                         --------

6.       RELATED PARTY TRANSACTIONS:

         Media One has subordinated notes payable to members of $1,180,387 as of December 31, 1998. The notes bear interest of 9% compounded annually. Repayment of the notes and interest are subordinated to the debt outstanding under the credit agreement and accrued interest approximated $142,000 as of December 31, 1998 (See Note 11).

         Media One has entered into a management agreement with a member who provides general management of the stations including supervision and consultation with respect to broadcast policies and practices. The fees and reimbursable expenses paid to an entity owned by the member for these services amounted to $170,645 in 1998.

         Media One loaned an affiliate, Cuzco, LLC, approximately $117,000 and received a note which bears an interest rate of 9% per annum (See Note
         11).

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
NOTES TO FINANCIAL STATEMENTS

7.       LEASE AGREEMENT WITH RELATED PARTY:


         Media One leases its studio, offices and WXKC/WRIE transmitter sites from Cuzco LLC, an affiliated company which is owned by Jim and Tom Embrescia and Trusts, members of Media One. Cuzco LLC owns the land and the building of the stations and was formed when ownership of these assets was transferred from Media One to Cuzco LLC. The initial term of the lease is for 29 years beginning on September 1, 1997, with an option to extend the lease for two additional 29-year periods. Annual rent in the amount of $48,000 is due for the first five years, with increases thereafter based on a formula in the lease agreement.


8.       INCOME TAXES:

         Income taxes on the income of a limited liability company are the responsibility of its members. Therefore, no provision for federal or state corporate income taxes was recorded for Media One.


9.       COMMITMENTS:

         Media One leases the site where the WXTA (FM) tower is located under an operating lease which expires in 2003. Media One also has the option to renew for two additional succeeding terms of 15 years. Future minimum annual payments under the noncancelable operating lease are $225 per month through 2003. Rent expense for the year ended December 31, 1998 was $2,700.


10.      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (UNAUDITED):

         In June 1997, the Financial Accounting Standard Board issued SFAS 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established standards of disclosure and financial statement display for reporting total comprehensive income and its individual components. SFAS 130 became effective in 1998. Media One management has determined that comprehensive income equals Media One's net income for all periods presented.

         In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires the capitalization of certain expenditures for software that is purchased or internally developed for use in the business. Media One elected to adopt SOP 98-1 in 1998. The impact of its adoption was immaterial to Media One's results of operations and statement of financial position.

MEDIA ONE GROUP - ERIE, LTD. (A LIMITED LIABILITY COMPANY)
NOTES TO FINANCIAL STATEMENTS

         In April 1998, the AICPA issued SOP 98-5 "Reporting on the costs of Start-Up Activities" ("SOP 98-5") SOP 98-5 specifies that costs of start-up activities and organizational costs be expensed when incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The initial application of SOP 98-5 is reported as a cumulative effect of a change in accounting principle in the unaudited statement of operations for the six months ended June 30, 1999.


11.      SUBSEQUENT EVENT (UNAUDITED):


         On May 18, 1999 the owners of Media One entered into an agreement by which Regent Broadcasting of Erie, Inc. and Regent Licensee of Erie, Inc. would purchase all of the assets, properties, interest and rights of the Company for $13,500,000, except for cash and cash equivalents, accounts receivable, investment securities, and notes receivable. The transaction subsequently closed on September 3, 1999. The note receivable - affiliate, long-term debt, and subordinated notes payable were all repaid from the proceeds at closing.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The following tables present the unaudited pro forma condensed consolidated financial statements for Regent Communications, Inc. ("Regent"), giving effect to the acquisition of the FCC licenses and related assets of radio stations WXKC-FM, WRIE-AM and WXTA-FM (collectively, the "Erie Stations") from Media One Group-Erie, Ltd. and Cuzco LLC in a transaction accounted for as a purchase. These unaudited pro forma condensed consolidated financial statements are based upon the audited historical consolidated financial statements of Regent and the Erie Stations for the year ended December 31, 1998 and the unaudited historical consolidated financial statements of Regent and the Erie Stations as of and for the six months ended June 30, 1999.


The unaudited pro forma condensed consolidated balance sheet has been presented as if the Erie Stations were acquired on June 30, 1999. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 have been presented as if the Erie Stations were acquired on January 1, 1998.

In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. Depreciation and amortization for the acquisitions are based upon preliminary allocations of the purchase price to property and equipment and intangible assets. Actual depreciation and amortization may differ depending on the final allocation of the purchase price, which will be based on an independent valuation that is currently being performed. However, management does not believe these differences will be material. The unaudited pro forma condensed consolidated financial statements exclude the effects of estimated cost savings which management believes will result from the integration of the Erie Stations.

The unaudited pro forma information is presented for illustrative purposes only and does not indicate the operating results or financial position that would have occurred if the Erie Stations had been acquired on the dates indicated, nor is it indicative of future operating results or financial position of Regent.


The unaudited pro forma condensed consolidated financial statements presented below should be read in conjunction with the Erie Stations' audited and unaudited financial statements and notes thereto, which are included elsewhere in this document and Regent's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

                           REGENT COMMUNICATIONS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999


                                                      HISTORICAL        HISTORICAL         PRO FORMA           PRO FORMA
                                                        REGENT            ERIE            ADJUSTMENTS         AS ADJUSTED
                                                    ---------------- ----------------    ---------------     ---------------

Net broadcast revenues                                 $ 10,835,293      $ 1,519,701         $        -        $ 12,354,994

Broadcast operating expenses                             (8,146,685)        (829,930)                 -          (8,976,615)
Depreciation and amortization                            (1,818,856)        (457,200)           228,658  (1)     (2,047,398)
Corporate general and administrative expenses            (1,159,130)        (314,112)                 -          (1,473,242)
                                                    ----------------    -------------    ---------------     ---------------
    Operating income (loss)                                (289,378)         (81,541)           228,658            (142,261)

Interest expense                                         (1,486,807)        (313,489)            (1,101) (2)     (1,801,397)
Other income, net                                            85,040           13,015                  -              98,055
                                                    ----------------     ------------    ---------------     ---------------
    Income (loss) before income taxes,
      cumulative effect of change in
      accounting principle
      and extraordinary items                            (1,691,145)        (382,015)           227,557          (1,845,603)

Income tax expense                                                -                -                  -                   -
                                                    ----------------     ------------    ---------------     ---------------
                                                                                                                          -
    Net income (loss) before cumulative
      effect of change in accounting principle
      and extraordinary items                            (1,691,145)        (382,015)           227,557          (1,845,603)

    Preferred stock dividends and accretion              (2,561,000)               -           (360,848) (3)     (2,921,848)
                                                    ----------------     ------------    ---------------     ---------------

    Loss before cumulative effect of change
        in accounting principle and extraordinary
        items attributable to common stockholders      $ (4,252,145)      $ (382,015)        $ (133,291)       $ (4,767,451)
                                                    ================     ============    ===============     ===============

Basic and diluted loss per common share                $     (17.72) (4)                                        $    (19.86)(4)

Weighted average common shares used in basic
    and diluted computations                                240,000                                                 240,000


See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

                           REGENT COMMUNICATIONS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998



                                                          HISTORICAL       HISTORICAL         PRO FORMA           PRO FORMA
                                                            REGENT            ERIE           ADJUSTMENTS         AS ADJUSTED
                                                        ---------------- ----------------  ----------------    ----------------

Net broadcast revenues                                     $ 14,771,523      $ 2,976,391        $        -        $ 17,747,914

Broadcast operating expenses                                (11,051,165)      (1,660,465)                -         (12,711,630)
Depreciation and amortization                                (2,281,497)        (918,583)          461,500  (1)     (2,738,580)
Corporate general and administrative expenses                (1,872,182)        (930,784)                -          (2,802,966)
                                                        ---------------- ----------------  ----------------    ----------------

     Operating income (loss)                                   (433,321)        (533,441)          461,500            (505,262)

Interest expense                                             (2,883,251)        (630,049)          (18,438) (2)     (3,531,738)
Other income, net                                                26,648           16,537                 -              43,185
                                                        ---------------- ----------------  ----------------    ----------------

     Income (loss) before income taxes,
         cumulative effect of change in
         accounting principle
         and extraordinary items                             (3,289,924)      (1,146,953)          443,062          (3,993,815)

Income tax expense                                                    -                -                 -                   -
                                                        ---------------- ----------------  ----------------    ----------------

     Net income (loss) before cumulative
         effect of change in accounting
         principle and extraordinary items                   (3,289,924)      (1,146,953)          443,062          (3,993,815)

Preferred stock dividends and accretion                      (6,952,782)               -          (670,372)(3)      (7,623,154)
                                                        ---------------- ----------------  ----------------    ----------------
                                                                                                                             -
     Loss before cumulative effect of change
          in accounting principle and extraordinary
          items attributable to common stockholders        $(10,242,706)    $ (1,146,953)       $ (227,310)       $(11,616,969)
                                                        ================ ================  ================    ================

Basic and diluted loss per common share                    $     (42.68)(4)                                       $     (48.40)(4)
Weighted average common shares used in basic
     and diluted computations                                   240,000                                                240,000



See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

                           REGENT COMMUNICATIONS, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                AT JUNE 30, 1999



                                                            HISTORICAL        PRO FORMA            PRO FORMA
                                                              REGENT         ADJUSTMENTS          AS ADJUSTED
                                                          ---------------- ----------------     ----------------
ASSETS
     Current assets:
     Cash and cash equivalents                                $ 1,760,004      $         -          $ 1,760,004
     Accounts receivable, net                                   4,282,758                -            4,282,758
     Assets held for sale                                      14,713,163                -           14,713,163
     Other current assets                                         297,708                -              297,708
                                                          ---------------- ----------------     ----------------

     Total current assets                                      21,053,633                -           21,053,633

     Property and equipment, net                                9,268,558        1,000,000  (1)      10,268,558
     Intangible assets, net                                    48,910,286       12,500,000  (1)      61,410,286
     Other assets                                               1,715,185                -            1,715,185
                                                          ---------------- ----------------     ----------------

     Total assets                                             $80,947,662      $13,500,000          $94,447,662
                                                          ================ ================     ================

LIABILITIES AND SHAREHOLDERS' DEFICIT
     Current liabilities:
     Current portion of long-term debt                        $ 8,990,000      $         -          $ 8,990,000
     Notes payable                                              6,000,000                -            6,000,000
     Other current liabilities                                  2,290,879                -            2,290,879
                                                          ---------------- ----------------     ----------------
     Total current liabilities                                 17,280,879                -           17,280,879

     Long-term debt, net of current portion                    32,410,000        7,200,000  (2)      39,610,000
     Other liabilities                                          2,391,452                -            2,391,452
                                                          ---------------- ----------------     ----------------

            Total liabilities                                  52,082,331        7,200,000           59,282,331

     Redeemable preferred stock                                42,530,503        6,300,000 (3)       48,830,503

     Shareholders' deficit:
     Preferred stock                                            3,370,856                -            3,370,856
     Common stock                                                   2,400                -                2,400
     Additional paid-in capital                                 1,974,106                -            1,974,106
     Retained deficit                                         (19,012,534)               -          (19,012,534)
                                                          ---------------- ----------------     ----------------
     Total shareholders' deficit                              (13,665,172)               -          (13,665,172)
                                                          ---------------- ----------------     ----------------

     Total liabilities and shareholders' deficit              $80,947,662      $13,500,000          $94,447,662
                                                          ================ ================     ================



See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Records the $13.5 million purchase price for the Erie Stations and the resulting change in depreciation and amortization expense. Regent's allocation of the Erie Stations' purchase price of $13.5 million is as follows:

                  FCC Licenses                          $12,350,000
                  Property, Plant and Equipment, net      1,000,000
                  Non-compete Agreement                     100,000
                  Other Intangibles                          50,000


      Assigned lives for the acquired assets are as follows: FCC licenses -- forty years; building improvements - twenty-nine years; broadcasting equipment -- six-to-thirteen years; furniture and fixtures -- five years; non-compete agreement -- five years; other intangibles -- fifteen years. Depreciation expense has been calculated on a straight-line basis.

(2) Records Regent's additional $7.2 million indebtedness under its Credit Agreement, as well as the resultant increase in interest expense, necessary to partially finance the acquisition of the Erie Stations. Interest under this Credit Agreement is payable, at the option of Regent, at alternative rates equal to the LIBOR rate plus 1.25% to 2.75% or the base rate announced by the Bank of Montreal plus 0% to 1.5%. The floating interest rate used to calculate pro forma interest expense on the Credit Agreement is 8.625%, which is based upon the rate in effect at June 30, 1999. A one-eighth of one percent (.125%) change in the interest rate on the Credit Agreement from that used in the pro forma adjustment would not change the related interest expense by a material amount.

(3) Adjustment reflects the net proceeds and related dividends from the issuance of Regent's Series H Convertible Preferred Stock at $5.50 per share that was issued to partially finance the acquisition of the Erie Stations. These shares accrue dividends at an annual rate of $.55 per share and, to the extent not declared and paid in cash, are compounded quarterly at a rate of 10% per annum. For purposes of these unaudited pro forma condensed consolidated financial statements, we have assumed that the Series H Convertible Preferred Stock was issued on January 1, 1998, and no dividends have been paid.

(4) Statement of Financial Accounting Standards No. 128, "Earnings per Share," calls for dual presentation of basic and dilutive earnings per share ("EPS"). Basic EPS is based upon the weighted average common shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if common stock equivalents were exercised. The effects of the assumed conversion of Regent's convertible preferred stock and the assumed exercise of outstanding options and warrants would not be dilutive for all periods presented. Therefore, basic EPS and diluted EPS are the same for all periods presented.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   REGENT COMMUNICATIONS, INC.



Date:  November 16, 1999                           By: /s/ Terry S. Jacobs
                                                      -------------------------
                                                      Terry S. Jacobs,
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                                 EXHIBIT INDEX

         The following exhibits are filed, or incorporated by reference where indicated, as part of this Current Report on Form 8-K:

EXHIBIT
NUMBER            EXHIBIT DESCRIPTION


2(a)* Asset Purchase Agreement dated as of May 18, 1999 among Regent Broadcasting of Erie, Inc., Regent Licensee of Erie, Inc., Media One Group-Erie, Ltd., Cuzco LLC, Thomas J. Embrescia and James T. Embrescia.


                  The following schedules and exhibits to the foregoing Asset Purchase Agreement are omitted as not material; the Company will furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit:


                  Schedule          Description
                  --------          -----------
                    1.2.8           Miscellaneous Excluded Assets
                      7.4           Stations Licenses, Etc.
                      7.7           Tangible Personal Property
                      7.8           Real Property
                      7.9           Contracts (including identification of
                                    Material Contracts)
                      7.11          Environmental Matters
                      7.12          Intellectual Property
                      7.13          Financial Statements
                      7.14          Personnel Information
                      7.15          Litigation
                      7.16          Compliance With Laws
                      7.17          Employee Benefit Plans

                  Exhibit           Description
                  -------           -----------
                      A             Form of Indemnification Escrow Agreement
                      B             Form Letter of Credit
                      C             Form of Deposit Escrow Agreement
                      D             Form of Assignment and Assumption Agreement
                      E             Form of Non-Competition Agreement
                      F             Form of Lease Agreement



---------------
* Previously filed as Exhibit 2(a) to the Registrant's initial Form 8-K dated September 3, 1999 and incorporated herein by this reference.